Exhibit 99.1

FOR IMMEDIATE RELEASE ATTENTION: BUSINESS/FINANCIAL EDITORS MEDIA CONTACT: KRISTYNA MUNOZ (312) 917-8343 KRISTYNA.MUNOZ@NUVEEN.COM

Nuveen Commodity Funds Provide Update on Proposed Conversion to ETF Structure

CHICAGO, June 8, 2016 – Nuveen Investments, an operating division of TIAA Global Asset Management, today announced that the Securities and Exchange Commission (SEC) has issued notice of a proposed new exchange rule pursuant to which shares of Nuveen Diversified Commodity Fund (NYSE:CFD) and Nuveen Long/Short Commodity Total Return Fund (NYSE:CTF) would be able to trade upon conversion of each respective fund into an exchange-traded fund (ETF). Upon publication in the Federal Register, which is expected to occur in mid-June, the proposed rule will be subject to a 45-day comment period. If the SEC approves the proposed rule at the conclusion of this comment period, the funds intend to complete their conversion to ETFs as soon as practicable thereafter. There can be no assurance that SEC approval will be obtained, or if obtained, that the conversion will be completed in the anticipated time frame. The funds will provide an update on the expected timing of the conversion and other related information when it becomes available. The funds are not currently, and after the conversion will not be, mutual funds or any other type of investment company within the meaning of the Investment Company Act of 1940.

A registration statement relating to the securities each fund intends to issue following the conversion has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement of each fund becomes effective.

Shareholders are able to obtain, free of charge, copies of the registration statements referred to above and any prospectus included therein, as well as any other documents filed by the funds with the SEC at the SEC’s website at www.sec.gov, by calling NCAM at 877-827-5920 or by writing to the funds at 333 W. Wacker Drive, Chicago, Illinois, 60606.

Investments in shares of the funds are subject to investment risk, including the possible loss of the entire amount invested. The funds currently invest primarily in commodity futures contracts and options on commodity futures contracts, which have a high degree of price variability and are subject to rapid and substantial price changes. The funds could incur significant losses on their commodity investments. The funds are not currently, and after the conversion will not be, mutual funds or any other type of “investment company” within the meaning of the Investment Company Act of 1940, as amended, and are not subject to regulation thereunder. For more information about the funds, including a more complete description of risks, please see the funds’ website, which is publicly available at no charge. The information and other content contained on or linked from the funds’ website is not incorporated by reference in each Fund’s prospectus and should not be considered a part of each fund’s prospectus.

This is not a solicitation to buy or sell the funds’ shares, nor is it a solicitation of any proxy. The funds do not presently offer any new shares for sale; existing shares trade on the NYSE MKT.

NCAM, a wholly-owned subsidiary of Nuveen Investments, is the manager of the funds and is registered as a commodity pool operator with the Commodity Futures Trading Commission. Nuveen Investments provides investment solutions designed to help secure the long-term goals of individual investors and the financial advisors who serve them. Through the expertise and capabilities of TIAA Global Asset Management’s high-caliber investment managers, Nuveen Investments is committed to providing world-class consultative services and advice that align with client needs. Nuveen Investments is an operating division of TIAA Global Asset Management. For more information, please visit the Nuveen Investments website at www.nuveen.com.

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16808-INV-O-06/18